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                                                                    EXHIBIT 99.1

                   FIRST PENN-PACIFIC LIFE INSURANCE COMPANY

     I, C. Suzanne Womack, hereby certify that I am the duly elected and qualified Company Secretary of First Penn-Pacific Life Insurance Company (the "Company"), that the following is a true and correct copy of a resolution adopted by the Board of Directors for the Company on June 14, 2004, and that such resolution is in full force and effect as of the date hereof:

          RESOLVED, That Resolution No. 02-01 adopted by the Board of Directors on February 15, 2002 is hereby rescinded in its entirety; and

          RESOLVED FURTHER, that the Company's separate account for variable life insurance products, First Penn-Pacific Variable Life Insurance Separate Account, be de-registered with the Securities and Exchange Commission (the "SEC"), and that the officers of the Company are hereby authorized and empowered to take all action necessary to do so, including, but not limited to, signing and filing an application for de-registration with the SEC.

     IN WITNESS WHEREOF, I have hereunto set my name as Secretary of said Company this 15th day of June, 2004.

                                            /s/ C. Suzanne Womack
                                            ------------------------------------
                                            C. Suzanne Womack

[Corporate Seal]